Exhibit (h)(xv)

THE ARBITRAGE FUNDS

AMENDMENT TO

BLUE SKY SERVICES AGREEMENT

THIS AMENDMENT is made as of December 19, 2014 by and between ALPS Fund Services, Inc. (“ALPS”) and The Arbitrage Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Blue Sky Services Agreement dated August 1, 2011 (the “Agreement”);

WHEREAS, on November 17, 2014, the Board of Trustees of the Trust approved one new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the addition of the new series.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A. APPENDIX A of the Agreement is replaced in its entirety with the attached APPENDIX A.

2.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		THE ARBITRAGE FUNDS

By:	/s/ Jeremy O. May	By:	/s/ John S. Orrico
Name: Jeremy O. May		Name: John S. Orrico
Title: President		Title: President

APPENDIX A

THE ARBITRAGE FUND
THE ARBITRAGE EVENT-DRIVEN FUND
THE ARBITRAGE CREDIT OPPORTUNITIES FUND
THE ARBITRAGE TACTICAL EQUITY FUND